UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2014

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 2, 2014, DexCom, Inc. (the “Company”) entered into a Settlement and License Agreement (the “Settlement Agreement”) with Abbott Diabetes Care, Inc. (“Abbott” and together with the Company, the “parties” and each, a “party”). The Settlement Agreement was entered into in full settlement of all pending patent infringement legal proceedings brought by Abbott against the Company. The Settlement Agreement obligates the parties to promptly file a joint stipulation of dismissal of all pending legal proceedings.

The Settlement Agreement does not obligate the Company to pay any royalties or any other form of financial compensation. The Settlement Agreement provides for a royalty-free, worldwide, non-exclusive, non-sublicensable cross-license of certain patents. The Company receives a limited license from Abbott to the patents that Abbott has alleged that the Company infringed (and other Abbott patents that claim priority to such patents). The Company grants to Abbott a limited license of certain patents with an actual filing date prior to January 1, 2005 (and other Company patents that claim priority to such patents). In addition, each party agrees not to (1) sue the other party for patent infringement based on certain of their respective continuous glucose monitoring products, and (2) challenge any patent or patent application held by the other party, subject to certain limited exceptions, in each case, until March 31, 2021. The cross-license and mutual covenant not to sue granted to each party do not apply to the type of sensor technology used by the other party.

In the event of a change of control, the party that is not acquired in the change of control (the “Non-Acquired Party”) shall be paid a one-time continuation fee of $25 million. If the Non-Acquired Party is not paid the continuation fee within 30 days after the effective date of such change of control, then the license granted by, and all covenants of, the Non-Acquired Party shall expire 30 days after the effective date of the change of control, but the license granted by, and all covenants of, the party that is acquired shall survive such expiration.

The description of the Settlement Agreement contained herein is qualified in its entirety by reference to the Settlement Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ John Lister John Lister Senior Vice President, General Counsel

Date: July 7, 2014